Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2009 FULL YEAR AND FOURTH QUARTER RESULTS

ARMONK, NY, March 1, 2010 — VISANT CORPORATION today announced results for its fiscal year ended January 2, 2010, including consolidated net sales of $1,255.3 million, compared to $1,365.6 million for its fiscal year ended January 3, 2009, a decrease of approximately 8%. Consolidated net income increased by 4% during fiscal year 2009 to $90.7 million from $87.0 million of consolidated net income for fiscal year 2008. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for fiscal year 2009 of $304.7 million, a decrease of 3% compared to consolidated EBITDA of $313.8 million for fiscal year 2008. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $327.8 million for fiscal year 2009, a decrease of 4% compared to consolidated Adjusted EBITDA of $339.9 million for the comparable period in 2008.

For Visant’s fourth quarter ended January 2, 2010, consolidated net sales were $255.1 million compared to consolidated net sales for the fourth quarter ended January 3, 2009 of $294.2 million, a decrease of 13%. In addition, the company reported net income for the fourth quarter of 2009 of $1.3 million, compared to consolidated net loss of $2.6 million for the fourth quarter of 2008. Consolidated EBITDA for the fourth quarter of 2009 was $43.0 million, an increase of 3% compared to consolidated EBITDA of $41.9 million for the fourth quarter of 2008. Consolidated Adjusted EBITDA was $46.3 million for the fourth quarter of 2009, a decrease of 9% compared to consolidated Adjusted EBITDA of $50.6 million for the fourth quarter of 2008.

Visant also today announced that its Board of Directors declared an extraordinary cash distribution to the Visant Holding Corp. stockholders and vested option holders of record on February 26, 2010, to be paid on March 1, 2010, in the aggregate amount of $137.7 million, funded from cash on hand.

Fiscal Year 2009

For the fiscal year ended January 2, 2010, net sales for the Scholastic segment were $462.7 million, a decrease of 2% compared to $472.4 million for the 2008 fiscal year. This decrease was primarily attributable to lower overall volumes offset slightly by higher prices in our jewelry and graduation products.

Net sales for the Memory Book segment were $386.8 million for the fiscal year ended January 2, 2010, a decrease of 2% compared to $393.3 million for the 2008 fiscal year. This decrease was primarily attributable to lower volume in both our memory book and commercial print operations year-over-year, offset somewhat by higher prices from new and enhanced products and service offerings.

Net sales for the Marketing and Publishing Services segment decreased $95.3 million, or 19%, to $406.0 million during the fiscal year ended January 2, 2010 from $501.4 million for fiscal 2008. This decrease was primarily attributable to lower volumes in our sampling, direct marketing and educational book component operations, offset in part by incremental volume generated by the Phoenix Color operations acquired in 2008.

For the fiscal year ended January 2, 2010, the Scholastic segment reported Adjusted EBITDA of $78.8 million, an increase of $0.7 million compared to $78.1 million for fiscal 2008. This slight increase was primarily due to higher prices in our jewelry and graduation products, the impact of cost reduction initiatives and lower precious metal costs year-over-year in our jewelry operations, partially offset by lower overall volumes.

The Memory Book segment reported Adjusted EBITDA of $155.2 million for fiscal year 2009, an increase of $11.6 million, or 8%, compared to $143.5 million for fiscal 2008. This increase was primarily the result of strong operating performance and the impact of cost reduction initiatives undertaken during the year.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $93.8 million for the 2009 fiscal year, a decrease of $24.5 million, or 21%, compared to $118.3 million during the full fiscal year 2008. This decrease was primarily due to lower volumes in our sampling, direct marketing and educational book component operations, offset somewhat by incremental volume generated by the Phoenix Color operations acquired in 2008 and the impact of facility consolidations and other cost reduction initiatives.

Fourth Fiscal Quarter 2009

Net sales of the Scholastic segment decreased $6.2 million, or 4%, to $137.7 million for the fiscal quarter ended January 2, 2010 from $143.9 million for the fourth quarter ended January 3, 2009. This decrease was primarily attributable to lower volumes in our jewelry products.

Net sales of the Memory Book segment decreased $8.9 million, or 34%, to $17.4 million for the fourth quarter of 2009 compared to $26.3 million for the fourth quarter of 2008. This decrease was primarily due to the shift in timing of shipments from the fourth quarter to the third quarter resulting in lower volume in our memory book business in the fourth quarter as well as lower volumes in our commercial print business year-over-year.

Net sales of the Marketing and Publishing Services segment decreased $24.4 million, or 20%, to $99.9 million for the fourth quarter of 2009 from $124.4 million for the fourth quarter of 2008. This decrease was primarily attributable to lower volume in our sampling, direct marketing and educational book component operations.

Adjusted EBITDA for the Scholastic segment decreased $2.8 million, or 9%, to $26.7 million for the fourth quarter of 2009 from $29.5 million for the fourth quarter of 2008. This decrease was primarily due to lower volumes in our jewelry products.

Adjusted EBITDA for the Memory Book segment was a loss of $4.1 million for the fourth quarter of 2009 compared to a loss of $3.9 million for the prior year comparative period. This slight decline was primarily due to the shift in timing of memory book shipments from the fourth quarter to the third quarter and lower commercial print volume.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $1.3 million, or 5%, to $23.7 million during the fourth quarter of 2009 from $25.0 million in the fourth quarter of 2008. The decrease was primarily attributable to lower volume in our sampling and direct marketing operations, offset by the favorable impact of facility consolidations and other cost reduction initiatives.

Consolidated Indebtedness

As of January 2, 2010, Visant Corporation’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $826.5 million, including $10.0 million of equipment financing and capital lease obligations. Visant’s cash position as of January 2, 2010 totaled $113.1 million and as of February 26, 2010 was approximately $140 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $247.2 million, senior notes of $350.0 million and cash of $0.2 million as of January 2, 2010.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the full year and fourth quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; the reliance of our businesses on limited production facilities; actions taken by the U.S. postal service and the failure of our sampling systems to comply with U.S. postal regulations; labor disturbances; environmental regulations; privacy laws; the outcome of litigation; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.

We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	January 2,	January 3,	January 2,	January 3,
In thousands	2010	2009	2010	2009
Net sales	$255,052	$294,150	$1,255,325	$1,365,560
Cost of products sold	126,441	152,435	588,783	675,801

Gross profit	128,611	141,715	666,542	689,759
Selling and administrative expenses	113,532	120,988	451,303	463,563
(Gain) loss on disposal of fixed assets	(952)	1,052	(1,405)	958
Special charges (1)	(330)	4,845	14,486	14,433

Operating income	16,361	14,830	202,158	210,805
Interest expense, net	13,314	17,818	55,289	69,110

Income (loss) before income taxes	3,047	(2,988)	146,869	141,695
Provision for (benefit from) income taxes	1,789	(422)	56,209	54,647

Net income (loss)	$1,258	$(2,566)	$90,660	$87,048

Adjusted EBITDA (2)	$46,307	$50,624	$327,796	$339,913

Adjusted EBITDA Reconciliation:
In thousands

Net income (loss)	$1,258	$(2,566)	$90,660	$87,048
Interest expense, net	13,314	17,818	55,289	69,110
Provision for (benefit from) income taxes	1,789	(422)	56,209	54,647
Depreciation and amortization expense	26,636	27,059	102,545	103,018

EBITDA	42,997	41,889	304,703	313,823

Special charges (1)	(330)	4,845	14,486	14,433
(Gain) loss on disposal of fixed assets	(952)	1,052	(1,405)	958
Other (3)	4,592	2,838	10,012	10,699

Adjusted EBITDA (2)	$46,307	$50,624	$327,796	$339,913

(1)	Special charges for the fourth fiscal quarter ended January 2, 2010 included the reversal of $0.4 million of previously accrued costs associated with reductions in force in our Marketing and Publishing services segment. These amounts were partially offset by $0.1 million of other costs incurred in our Scholastic and Memory Book segments.

Special charges for the fiscal year ended January 2, 2010 included $8.4 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.0 million of severance and related benefits for associated headcount reductions with respect to the facility closure and certain other reductions in force and $4.1 million of non-cash facility-related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $1.0 million of charges related to cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $4.5 million of costs related to facility consolidation activity and other reductions in force which included $2.6 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.5 million of other facility consolidation costs.

Special charges for the fourth quarter ended January 3, 2009 represented $4.7 million of costs associated with the closure of the Pennsauken, New Jersey; Attleboro, Massachusetts; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges included approximately $1.9 million of non-cash costs, including $0.1 million resulting from the write-off of accumulated currency translation balances and $1.8 million of related asset impairment charges. Additionally, Visant incurred approximately $0.1 million of other severance and related benefits charges during the quarter.

Special charges for the fiscal year ended January 3, 2009 represented $12.8 million of costs associated with the closure of the Pennsauken, New Jersey; Attleboro, Massachusetts; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges included approximately $6.1 million of non-cash costs, including $3.1 million resulting from the write-off of accumulated currency translation balances, $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations and $2.7 million of facility related asset impairment charges. Additionally, Visant incurred approximately $1.6 million of other severance and related benefits associated with headcount reductions during the twelve-month period.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended January 2, 2010 included $3.8 million of consolidation costs in connection with the closure of certain facilities and $0.9 million of management fees which were offset by a refund of $0.1 million for employment taxes previously paid by the company.

Other charges for the fiscal year ended January 2, 2010 included $6.0 million of consolidation costs in connection with the closure of certain facilities, $3.4 million of management fees, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.1 million of other costs that are non-recurring in nature.

Other charges for the quarter ended January 3, 2009 primarily consisted of $1.7 million of equipment relocation and other costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities, $0.8 million of management fees and $0.3 million of other costs that are non-recurring in nature.

For the fiscal year ended January 3, 2009, other charges primarily consisted of $4.7 million of equipment relocation and other costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities as well as certain costs related to the realignment of international operations, $3.3 million of management fees, $1.9 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.8 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	January 2, 2010	January 3, 2009	$ Change	% Change

Net sales
Scholastic	$137,732	$143,934	$(6,202)	(4%)
Memory Book	17,378	26,319	(8,941)	(34%)
Marketing and Publishing Services	99,942	124,367	(24,425)	(20%)
Inter-segment eliminations	—	(470)	470	NM

	$255,052	$294,150	$(39,098)	(13%)

Adjusted EBITDA
Scholastic	$26,683	$29,474	$(2,791)	(9%)
Memory Book	(4,095)	(3,856)	(239)	(6%)
Marketing and Publishing Services	23,719	25,006	(1,287)	(5%)

	$46,307	$50,624	$(4,317)	(9%)

NM = not meaningful

	Twelve months ended
	January 2,	January 3,
In thousands	2010	2009	$ Change	% Change

Net sales
Scholastic	$462,718	$472,405	$(9,687)	(2%)
Memory Book	386,848	393,309	(6,461)	(2%)
Marketing and Publishing Services	406,032	501,374	(95,342)	(19%)
Inter-segment eliminations	(273)	(1,528)	1,255	NM

	$1,255,325	$1,365,560	$(110,235)	(8%)

Adjusted EBITDA
Scholastic	$78,829	$78,061	$768	1%
Memory Book	155,175	143,544	11,631	8%
Marketing and Publishing Services	93,792	118,308	(24,516)	(21%)

	$327,796	$339,913	$(12,117)	(4%)

NM = not meaningful